Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-108032, 333-102383, 333-61640 and 333-29157 of Bank of Granite on Form S-8 of our report dated June 17, 2004, appearing in this Annual Report on Form 11-K of Bank of Granite Employee’s Profit Sharing Retirement Plan and Trust for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Hickory, North Carolina
June 28, 2004